Exhibit 5

Opinion of Gregory M. Wilson

                                Gregory M. Wilson

                                 Attorney at Law

                              18610 East 32nd Ave.

                              Greenacres, WA 99016

                               Tel. (509) 891-8373

                               Fax (509) 891-8382

March 16, 2011

Mainstream Entertainment, Inc.

11637 Orpington St.

Orlando, FL 32817

Re: Mainstream Entertainment, Inc: Registration Statement on Form S-1

(the "Registration Statement")

Gentlemen:

You have requested my opinion, as counsel for Mainstream Entertainment, Inc, a Florida corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"),under the Securities Act of 1933, filed by the Company with the Securities and Exchange Commission for the resale of 3,045,870 shares (the "Registered Shares") of common stock, $.001 par value (the "Common Stock"), by the Selling Securityholders named in the Registration Statement.

I am acting as counsel for the Company in connection with the registration for resale of the Shares. I have examined the registration statement, such records and documents and made such examinations of law as I have deemed relevant in connection with this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing and in reliance thereon, I am of the opinion that, the common shares are duly authorized, validly issued, fully paid and non-assessable.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Securityholders to exempt sale transactions, register and, or qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein after the effective date of this Registration Statement.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

 /s/ Gregory M. Wilson

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